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                                                                   EXHIBIT 10.8


                      EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of September, 1996, effective as set forth in Section 2 below, by and between COASTAL PHYSICIAN GROUP, INC., a Delaware corporation ("Employer") and DEBBIE HOLLOWAY-REDD ("Employee").

      WHEREAS, Employee has significant experience and background in the business in which the Employer and its affiliates operate;

      WHEREAS, subject to the terms and conditions hereinafter provided, Employer desires to employ Employee, and Employee desires to accept such employment on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the employment of Employee and the compensation to be paid by Employer to Employee, Employee hereby accepts employment hereunder subject to the terms and conditions stated below, including the agreement of Employee not to enter into certain competitive activities with the Employer, as follows:

1. hereby accepts such employment, subject to the terms and conditions stated herein.

2. TERM. This Agreement shall commence effective as of EMPLOYMENT. Employer hereby employs Employee, and Employee September 1, 1996 (the "Effective Date") and shall continue through and including September 30, 1998 (the "Initial Term"), unless this Agreement is (a) otherwise terminated in accordance with the provisions contained herein, or (b) extended by written consent of Employer and Employee.

3.     DUTIES.   Employee  shall  perform  the  following  duties
pursuant to this Agreement:

     (a) Employee shall be given the title of "President of Coastal's Managed Care Division" and shall be president of Coastal Managed Healthcare, Inc. ("CMH") and an officer of Health Enterprises, Inc. ("HEI"), Healthplan Southeast, Inc. ("HPSE") and shall serve on the Board of Directors of HEI, HPSE, Better Health Plan, Inc. ("BHP") and Doctors Health Plan, Inc. ("DHP"). Employee may be removed at anytime from any officer position and/or board seat as deemed appropriate by (i) Price Waterhouse as plan manager (the "Plan Manager") under the engagement letter between Employer and Price Waterhouse dated April 4, 1996 pursuant to which the Plan Manager implements the Management Action Plan referred to therein (the "Management Action Plan"), (ii) the Board of Directors of Employer or (iii) the shareholder of the applicable entity.

     (b) As President of Employer's Managed Care Division, Employee shall be principally responsible for the overall operations of CMH and its affiliates in managed care.. In addition Employee shall be available to assist Employer and its related entities in connection with the management and operation of their respective businesses, including without limitation coordinating the managed care activities of Employer, CMH,

     HEI, HPSE, BHP and DHP and other related entities. Employee shall perform all duties and responsibilities normally associated with the officer and director positions with such entities and shall carry out such other duties and responsibilities and as otherwise may be reasonably assigned to Employee by the Plan Manager or the Employer's Board of Directors, including but not limited to, being involved and consulted in determining major business decisions regarding the development and strategic expansion affecting the managed care subisidiaries of Employer.

     (c) Employee shall be expected to travel as may be determined by Employer to be necessary or appropriate to Employee's performance of her duties hereunder.

     (d) Employee shall at all times abide and observe Employer's policies and procedures as are in effect from time to time. Employee acknowledges that Employer is an equal opportunity employer and that Employer's established policy is not to discriminate on the basis of age, marital status, race, color, sex, religion or national origin, or to violate any federal or state anti-discrimination law. Employee shall be responsible for carrying out and implementing the foregoing policy throughout the operations and activities of Employer.

4. COMPENSATION. For the services provided by Employee as an employee of Employer, Employer shall pay Employee the annual base salary (the "Base Salary") and other compensation identified on EXHIBIT A.

5. CHANGE OF MANAGEMENT OR CONTROL. A change in management or control of Employer shall not be considered a breach of this Agreement by Employer or a termination of Employee by Employer so long as the Plan Manager is retained and continues to implement the Management Action Plan, and this Agreement will continue in full force and effect. However, Employee will have the option to deem termination of the agreement between Employer and the Plan Manager a termination of this Agreement without cause by the Employer as described in paragraph 15(a), and Employee will have thirty (30) days to elect to continue employment under this Agreement or to accept the termination without cause provisions as outlined in paragraphs 15(a) and (b) below. If Employee elects to accept the termination without cause provisions due to a termination of the Plan Manager, then Employee shall provide a minimum of thirty (30) days notice of termination. In the event that the agreement between Employer and the Plan Manager or Price Waterhouse is terminated for any reason, then the President of Employer will fulfill all duties of the Plan Manager under this Agreement.

6. DEVOTION OF TIME. During the term of this Agreement, Employee shall devote her full time and attention to the business of Employer and its subsidiaries in a manner and to an extent commensurate with the commitment of other executive officers of Employer, to fulfill her duties and responsibilities under the
Agreement  and  to  advance  the  business  interests  and   good
reputation of Employer.

7. CONFIDENTIALITY AND NON-DISCLOSURE. Employee acknowledges that, during this employment, he/she will gain access to, or possession or knowledge of, numerous trade secrets, confidential information, other valuable properties not generally available to the public and proprietary information, including but not limited to, hospital and healthcare facility client lists, client files and records, lists of potential clients, prospects or targets, and/or other market and marketing data and plans, price books, promotional devices and methods, business methods, manuals and plans, business and sales techniques and research and development (hereinafter referred to collectively as "Confidential
Information"). Employee acknowledges that such Confidential Information is unique and a valuable asset which is owned solely by Employer and is to be used only for Employer's or its affiliates' (other than any natural persons) benefit. Employee shall not, during or after the term of this Agreement, disclose, divulge, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information and, in addition, Employee shall exercise all reasonable efforts and precautions to protect against such Confidential Information from misappropriation, misuse, disclosure, breach of confidentiality, or other conduct or action inconsistent with Employer's rights; PROVIDED, however, that Confidential Information may be disclosed to the extent (i) required by law or court order or (ii)
generally available to the public other than by unauthorized disclosure. Upon termination of this Agreement, Employee shall return immediately to Employer all of Employer's property (including, without limitation, Confidential Information) in Employee's possession or control.

8. COVENANT NOT TO COMPETE. Employee will, as a result of this employment, be responsible for the executive management and direction of substantial business resources and assets of Employer and its operating subsidiaries and will develop additional contacts and relationships with numerous individuals, executives, companies, insurers, providers and health maintenance organizations which are also involved in the managed healthcare business. Such individuals and organizations will have business and contractual relationships with Employer or its operating subsidiaries that will be a valuable asset thereof. Accordingly, Employee agrees as follows:

     (a) Employee agrees that, during this Agreement and for a period of eighteen (18) months after termination of this
     Agreement, she will not solicit, nor will she in any way affiliate herself with (as an employee, agent, principal, consultant or otherwise) any individual or entity that solicits, any hospital, health maintenance organization, independent practice association, physician hospital organization, managed care company, insurance company, employer, payor, hospital, clinic, healthcare facility or any other client having a contractual or business relationship with Employer or any of its affiliates or subsidiaries, or any prospective entity or individual to which a marketing proposal, presentation or contact was made during the six (6) month period immediately preceding the termination of this Agreement (collectively, all such current and prospective clients, the "Clients"), for the purpose of providing healthcare or healthcare related services similar to the services provided by Employer or any of its affiliates or subsidiaries.

     (b) Employee further agrees to refrain, for the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement, from any activity of any nature intended or reasonably calculated to result in the termination, cancellation or diversion of any contractual or business arrangement between Employer or any of its affiliates or subsidiaries and any Clients. The above restriction applies, without limitation, to activities undertaken through relationships with competitors of Employer or any of its affiliates or subsidiaries, as well as activities undertaken at the direct request of, and perhaps based upon any employment relationship with, any such Clients.

     (c) Nothing in this Agreement shall prevent Employee from making passive investments in third parties so long as such investments do not require Employee to perform any services in connection with any such investments in such third parties.

9. SOLICITATION OF OTHER EMPLOYEES. Employee shall not during the term of this Agreement and for eighteen (18) months after the termination of this Agreement, solicit or seek or influence, either directly or indirectly, any employee or any physician or healthcare provider under contract with Employer or any of its affiliates or subsidiaries, to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with Employer or any of its affiliates or subsidiaries.

10.  BREACH AND REMEDIES.

     (a) Employee acknowledges that the breach or threatened breach of any of the covenants set forth in Sections 7, 8 or 9 may result in immediate and irreparable injury to Employer. Accordingly, Employee agrees that in addition to any rights or remedies available to Employer for a breach by Employee of Sections 7, 8 or 9, Employer shall be entitled to injunctive relief to enforce the obligations of Employee contained in such Sections. Nothing herein shall be construed as prohibiting Employer from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee.

     (b)  The periods of time provided for in Sections 7, 8 or  9 shall  be extended by any period of violation or periods  of time  required to resolve by arbitration, not to  exceed  45 days, any dispute regarding the provisions thereof.

     (c) Employee hereby acknowledges that the covenants set forth in Sections 7, 8 and 9 are reasonable in all respects and are necessary to protect the legitimate business interests of Employer. In the event that any of the provisions of this Agreement are found to be unenforceable or void (either in whole or in part), then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the balance of this Agreement will remain in full force and effect. It is the intention of parties to restrict the activities of Employee only to the extent necessary to protect the legitimate business interests of Employer, its subsidiaries and/or affiliates, and not to deprive Employee of the right to earn a livelihood.

11.  BENEFITS.

     (a)   Employee shall be eligible to participate in  employee
     benefits  programs  commensurate  with  those  accorded   to
     executive  officers  of  Employer.   Additionally,  Employer
     shall be entitled to the following:

          i)   four (4) weeks of paid vacation per year;

          ii) reimbursement, in accordance with Employer's policies and procedures, for reasonable and necessary business expenses incurred in connection with the performance of the duties hereunder; and

          ii) if Employee agrees to relocate (Employer shall not require Employee to relocate during the term of this Agreement), Employee will be reimbursed for Employee's relocation expenses in accordance with Employer's policies as are then in effect.

     (b) Employer shall have the right and option, in its sole discretion and at its cost and expense, to purchase "key man" or other life insurance with respect to Employee, and, in the event Employer elects to purchase such insurance, Employee shall cooperate as may be necessary in connection with the purchase of such insurance, including undergoing physical examinations in connection therewith.

12.   VACATION  AND SICK LEAVE.  All earned, accrued  and  unused
vacation  pay will be payable to Employee upon termination.   Any
unused sick pay, upon termination, will be governed by Employer's then current policies.

13.   WRITTEN  AGREEMENT;  ATTORNEYS' FEES.   Employee  shall  be
reimbursed for all reasonable attorneys' fees incurred in reviewing and preparing this Agreement, but not to exceed $2,000. Reimbursement may be deferred by the Plan Manager at his discretion until December 1, 1996.

14. OFFICE SPACE AND EQUIPMENT. Employer shall provide Employee, as needed, with a computer, one fax machine and one phone line for Employee's home office. In addition, Employer shall provide one fax machine, one printer and one phone line for Employee's administrative assistant, Bonnie Rose, to operate at her home office. This is in lieu of any other office equipment or space rental in Baltimore, Maryland. Employer shall also designate office space in Durham, North Carolina for Employee.

15.  TERMINATION.  This Agreement may be terminated as follows:

     (a)  Employer may terminate this Agreement without cause  at any time upon ninety (90) days' prior written notice to Employee, and Employee may terminate this Agreement without cause at any time upon one hundred twenty (120) days' prior written notice to Employer. This ninety or one hundred twenty day period (as applicable) is hereafter referred to as the "Notice Period." In the event of such termination, Employee, if requested by Employer, shall continue to perform her obligations and duties under this Agreement and assist with the transition of duties to a new employee during the Notice Period. Employer, at its option, may notify Employee at any time during the Notice Period that no further services are to be performed. If Employer terminates this Agreement without cause, the non-compete portion (Sections 8 and 9) of this Agreement becomes invalid. Notwithstanding the above stated Notice Periods, in the event that

     Employee elects, under Section 5, to treat a termination of the Plan Manager as a termination of Employee by Employer without cause, then the Notice Period shall be considered to be the thirty (30) day period after Employee notifies Employer that she is electing to treat the termination of the Plan Manager as a termination of Employee by Employer without cause.

     (b) If this Agreement is terminated WITHOUT CAUSE by Employer at any time through September 30, 1998, Employer shall pay Employee an amount equal to the annual Base Salary in effect on the date of termination plus any earned Performance Bonus (see EXHIBIT A) to be paid out in equal installments over the twelve months following the date of termination, beginning in the month after termination.

     (c) This Agreement may be terminated by Employer at any time for cause upon written notice to Employee, which notice shall specify the reason for termination. For purposes of this Subsection 15(c), cause shall include, but shall not be limited to, the following: fraud; dishonesty; substantial and continuous nonperformance of assigned duties; failure to comply with a material written policy of Employer; continuous performance of duties at a level significantly below the performance level expected from an employee in a similar position and at a similar compensation level within Employer's industry; unlawful activities for which Employee is indicted or convicted in a jurisdiction of the United States; and material breach of this Agreement.

     (d) This Agreement may be terminated by Employee at any time for cause upon written notice to Employer, which notice shall specify the reason for termination. For purposes of this Subsection 15(d), cause shall include, but shall not be limited to, the following: fraud, dishonesty; knowing and intentional unlawful criminal activities, for which there is a finding of probable cause that Employer or any of its subsidiaries or control persons has been engaged in, not occasioned by Employee's actions or omissions, and material breach of this Agreement.

     (e) In the event Employee terminates this Agreement pursuant to Subsection 15(d), Employer shall pay Employee an amount equal to the then applicable annual Base Salary plus any Performance Bonus that has accrued as of the date of termination.

     (f) This agreement shall terminate upon the death or total and permanent disability of Employee. In the event that this Agreement terminates due to Employee's death or total and permanent disability, Employer shall pay upon such termination to Employee, Employee's Base Salary accrued through the date of Employee's death or the date he/she becomes totally and permanently disabled, as the case may be. Permanent disability for purposes of this Agreement shall mean the inability to perform the functions of Employee's position for a continuous period of six (6) months.

     (g)  Except as expressly set forth herein, all of Employer's
     obligations   for  compensation  or  other  benefits   shall
     terminate upon the effective date of the termination of this Agreement.

16. COMPLIANCE WITH SECURITIES LAWS. Employee agrees to comply with all applicable federal and state securities laws and with all applicable policies of Employer concerning the buying and selling of stock of Employer by employees to the extent such policies do not restrict Employee's express rights under this Agreement.

17. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes and cancels any prior oral and written understanding and/or agreements between them respecting the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by both parties.

18. SEVERABILITY. If any provision, term, condition, or clause of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19. GOVERNING LAW. This Agreement is made and entered into in the State of Maryland and is to be construed in accordance with and take effect under the laws of the State of Maryland without regard to principles of conflicts of laws.

20. DISPUTE RESOLUTION. All disputes under this Agreement shall be resolved by binding arbitration.

21. ASSIGNMENT. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto, except that Employer may assign this Agreement to one of its affiliates or wholly-owned subsidiaries, provided that in the event of such an assignment, Employer shall remain primarily responsible for its obligations hereunder. All rights hereunder are personal to the Employee and shall cease upon the termination of this Agreement unless otherwise stated herein; PROVIDED, HOWEVER, that the provisions hereof shall inure to the benefit of the personal representatives, heirs and legatees of Employee.

22. NOTICE. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed: in the case of Employer, to its principal office and marked "Attention: President," and in the case of Employee, to her last known permanent address according to the books and records of Employer.

23. MISCELLANEOUS. Any protection, benefits, rights or other provisions given to Employer in this Agreement shall also be deemed to apply to, protect and inure to the benefit of Employer's affiliates and subsidiaries. All rights of Employer expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

      IN WITNESS WHEREOF, the parties sign and seal below, effective the date first written in this Agreement.


EMPLOYEE:                       EMPLOYER:

/S/ DEBBIE HOLLOWAY-REDD        COASTAL PHYSIAN GROUP, INC.
Debbie Holloway-Redd

                                By:     /S/ JOSEPH G. PIEMONT
                                Name:   Joseph G. Piemont
                                Title:  President & CEO

                            EXHIBIT A

                          COMPENSATION

1. BASE SALARY. For all services provided as an employee of Employer, Employee shall receive, beginning on the Effective Date and continuing through September 30, 1997 a base salary of $234,000 per annum (Employee's Base Salary) payable in accordance with Employer's current payroll practices. The Employee's Base Salary shall be subject to annual review and adjustment as of October 1 of each year during the term of employment.

2. EARNED DISCRETIONARY BONUS. In recognition of the progress in performance made at HPSE from January 1, 1996 to September 1, 1996, Employer will pay a bonus of $20,000 to Employee, to be paid in two equal installments of $10,000 on the last days of November and December, 1996.

3.      PERFORMANCE  BONUS.   Employee  will  be   eligible   for
performance bonuses (the "Performance Bonuses") based on the certain performance criteria (the "Performance Drivers"). The Performance Drivers and the measurement of the Performance Drivers (the "Performance Measurements") will be established by Employer as described below. The Performance Drivers will include at least the following:

     (a)  Medical Loss Ratio for HPSE;

     (b)  Enrollment for HPSE;

     (c)  Administrative Expense for HPSE;

     (d)  A  portion  (30-35%)  will be  based  on  discretionary evaluation of performance by Employer. Tasks to be evaluated will include: Securing a continuing provider network for HPSE (up to $15,000 in the discretionary component of the Performance Bonus may be paid upon the successful negotiation of the physician network); improving the operations of HPSE; realizing any synergy between the various Employer affiliated HMO entities; facilitating the divestiture process and implementing the Management Action Plan approved by Employer's Board of Directors relating to BHP; assisting with the growth and management of DHP; and assisting the Plan Manager in other operational areas of Employer as considered necessary by the Plan Manager.

                                   Employer    shall    establish
Performance Measurements for each of the Performance Drivers above (other than the discretionary portion of the plan) based upon the Business Plan and Financial Budgets established for HPSE for Employer's lending group (the "Banks"). The expected completion date of the Business Plan and Financial Budgets is September 30, 1996 or within 45 days thereafter. Employer will provide the Performance Measurements to Employee within 15 days after approval of the completed Financial
Budgets by the Employer's Board of Directors and the Employer's Bank Group and the final "setting" of the Bank Loan Covenants. All calculations of Performance Measurements will be based upon the HPSE financial statements prepared consistently and in accordance with GAAP and will exclude any charges to HPSE by Employer under the name of Management Fees.

       The Performance Measurements will be based on the period from October 1 to the following September 30 during each year of the term of this Agreement. Each calendar quarter, beginning October 1, 1996, shall constitute a measurement period. Performance Bonuses will be earned on a quarterly basis and will be paid in three (3) equal payments on the last day of each of the three months following the quarter end. New Performance Measurements will be established for each year during the term of this Agreement as of October 1 of each year.

       The maximum amount of the Performance Bonus (including any discretionary component) will be $90,000.

4. PAYMENT OF PERFORMANCE BONUS UPON EARLY TERMINATION. In the event that the Employee is terminated without cause prior to Employer providing the Performance Measurements for the Performance Drivers for the year commencing October 1, 1996 to Employee, Employee will be entitled to 1/3 of the maximum amount of the Performance Bonus ($30,000).

5. DIVESTITURE BONUS PROGRAM. In the event that HEI or HPSE is divested during the term of Employee's employment hereunder and prior to September 30, 1998, Employee shall be entitled to receive a bonus equal to one-tenth of one percent (0.1%) of the net proceeds. (the "Divestiture Bonus"). "Net Proceeds" shall be defined as the net cash received by Employer from the sale of HEI (or HEI from the sale of HPSE) after payment of professionals fees, including investment bankers, accounting and legal fees and all operating expenses or liabilities retained by seller and accrued through the date of sale. Extraordinary expenses incurred by Employer and any other corporate expenses incurred by Employer in connection with the sales process (e.g., travel expenses of Employer's employees, agents, or expenses of Plan Manager and Price Waterhouse personnel assigned to this project) and federal taxes will not be deducted in determining Net
Proceeds. In the event that the accounts receivable of the clinical sites are retained by Employer and not transferred to the buyer(s), the reasonable value of such accounts receivable as determined by Employer shall be added in determining the Net Proceeds, and any and all liabilities and future operating costs to wind down the business, if any, not transferred shall be deducted in determining Net Proceeds.